COMPUTATION OF PER SHARE EARNINGS (Dollars in thousands)
	For the three months ended
	June 30, 2002			June 30, 2001

	Income	Weighted Average Shares	Per share Amount	Income	Weighted Average Shares	Per share Amount
Basic EPS
Income available to common shareholders	$739	1,336,526	$0.55	$551	1,334,608	$0.41

Effect of dilutive securities
Options		45,852			24,258

Diluted EPS
Income available to common shareholders	$739	1,382,379	$0.53	$551	1,358,865	$0.41

	For the six months ended
	June 30, 2002			June 30, 2001

Basic EPS
Income available to common shareholders	$1,425	1,335,119	$1.07	$1,065	1,334,762	$0.80

Effect of dilutive securities
Options		43,009			23,203

Diluted EPS
Income available to common shareholders	$1,425	1,378,128	$1.03	$1,065	1,357,965	$0.78